Exhibit 99.1

     MINNEAPOLIS, March 26 — J.L. French Automotive Castings, Inc., today announced fourth quarter revenues of $136.7 million, an increase of $15.7 million, or 13.0 percent, over the $121.0 million reported in the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA), a fourth quarter restructuring charge and the impact of loss contract reserves were $25.4 million for the fourth quarter of 2002 compared to $21.3 million in the same period last year.

     “Our fourth quarter results reflect the financial impact from our continuing execution of our cost reduction plan,” said David S. Hoyte, J.L. French president and chief executive officer. “These efforts combined with our low-cost industry position, our strong book of new business and the completion of our recent refinancing gives us the ability to meet our long-term growth objectives.”

     Operating income before the company’s restructuring charge totaled $14.7 million compared to $17.2 million reported last year.

     On a reported basis, the company recorded a net loss of $70.5 million after charges related to the early retirement of debt, deferred tax assets and the cumulative effect of accounting changes. Results for the fourth quarter of 2002 and the year ended 2002 include the impact of the following:

•	On December 31, 2002, the company announced it would be closing its Grandville, Mich. plant by the end of 2003 and moving the production to its facilities in Sheboygan, Wis. and Glasgow, Ky. As a result, the company recorded a restructuring charge of $21.3 million in the fourth quarter, $18.0 million of which relates to a non-cash impairment of fixed assets.

•	In connection with the $190 million debt refinancing completed on December 27, 2002, the company wrote-off deferred financing fees of $13.5 million. This write off is reflected as an extraordinary item in the fourth quarter of 2002 and does not impact the Company’s future cash flows.

•	The company wrote off deferred tax assets of $38.0 million. This non-cash write off is included in the provision for income taxes in the fourth quarter of 2002.

     As a result of these items, the company has presented an adjusted consolidated statement of operations for the three months and year ended December 31, 2002 that exclude the impact of these non-recurring charges for comparative purposes.

Full Year Results

     For the year ended December 31, 2002, revenues increased 8.8 percent to $550.4 million from $505.7 million in 2001. Operating income was $33.7 million compared to $49.3 million reported last year. EBITDA before restructuring charge for 2002 was $101.2 million compared to $106.1 million in 2001.

     On an adjusted basis, operating income for the full year was $55.0 million, EBITDA was $101.2 million. EBITDA before the restructuring charge and the impact of loss contracts increased approximately 24% from $76.7 million in 2001 to $95.0 million in 2002.

     Effective January 1, 2002, the company adopted the new rules for accounting for goodwill. As a result, the company wrote off $202.6 million of goodwill that was determined to be impaired under the new rules. This non-cash charge has been retroactively recorded in the first quarter of 2002.

     On a recorded basis, the net loss for the full year after charges related to the early retirement of debt, the write-off of deferred tax assets and the cumulative effect of accounting changes totaled $272.1 million.

     The following table reconciles operating income as reported to operating income before restructuring charge, to EBITDA before restructuring charge and to EBITDA before restructuring charge and the impact of loss contracts for the three months and years ended December 31, 2002 and 2001:

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Operating income as reported	$(6,623)	$17,222	$33,691	$49,251
Restructuring charge	21,308	—	21,308	—

Operating income before restructuring charge	14,685	17,222	54,999	49,251
Depreciation and amortization	11,755	17,089	46,228	56,847

EBITDA before restructuring charge	26,440	34,311	101,227	106,098
Loss contract reserve reversals	(1,043)	(13,046)	(6,249)	(29,418)

EBITDA before restructuring charge and the impact of loss contract reserves	$25,397	$21,265	$94,978	$76,680

About J.L. French Automotive Castings, Inc.

     J.L. French Automotive Castings, Inc., is a leading global designer and manufacturer of highly engineered aluminum die cast automotive parts including oil pans, engine front covers and transmission cases. The company has manufacturing facilities in Sheboygan, Wis.; Grandville and Benton Harbor, Mich.; Glasgow, Ky.; San Andres de Echevarria, Spain; Saltillo, Mexico; as well as five plants in the United Kingdom. The company is based in Sheboygan, Wis., and has its corporate office in Minneapolis, Minn.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company’s acquisitions not being fully realized or realized within the expected time frames; (ii) unanticipated difficulties servicing the level of indebtedness at the company, (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers, (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands — unaudited)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,

	2002	2001	2002	2001

Revenues	$136,708	$121,027	$550,447	$505,709
Cost of sales	113,503	91,919	467,437	414,310

Gross profit	23,205	29,108	83,010	91,399
Selling, general and administrative expenses	8,505	5,516	27,954	27,413
Restructuring charge	21,308	—	21,308	—
Amortization expense(1)	15	6,370	57	14,735

Operating income (loss)	(6,623)	17,222	33,691	49,251
Interest expense, net(1)	13,168	13,071	51,147	53,618

Income (loss) before provision for income taxes, cumulative effect of change in accounting principle and extraordinary item	(19,791)	4,151	(17,456)	(4,367)
Provision for income taxes	37,213	3,702	38,528	2,555

Income (loss) before cumulative effect of change in accounting principle and extraordinary loss	(57,004)	449	(55,984)	(6,922)
Cumulative effect of change in accounting principle	—	—	202,622	—
Extraordinary loss on early retirement of debt	13,507	—	13,507	—

Net income (loss)	$(70,511)	$449	$(272,113)	$(6,922)

(1)	Amortization of debt issue costs of $674 and $2,308 for the three months and year ended December 31, 2001 are included in amortization expense. For the three months and year ended December 31, 2002, such costs were $631 and $2,414 and are included in interest expense.

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands — unaudited)

	Three Months Ended				Year Ended
	December 31, 2002				December 31, 2002

	Reported			Adjusted	Reported			Adjusted

Revenues	$136,708			$136,708	$550,447			$550,447
Cost of sales	113,503			113,503	467,437			467,437

Gross profit	23,205			23,205	83,010			83,010
Selling, general and administrative expenses	8,505			8,505	27,954			27,954
Restructuring charge	21,308	(a	)	—	21,308	(a	)	—
Amortization expense	15			15	57			57

Operating income (loss)	(6,623)			14,685	33,691			54,999
Interest expense, net	13,168			13,168	51,147			51,147

Income (loss) before provision for income taxes, cumulative effect of change in accounting principle and extraordinary item	(19,791)			1,517	(17,456)			3,852
Provision for income taxes	37,213	(b	)	546	38,528	(b	)	1,387

Income (loss) before cumulative effect of change in accounting principle and extraordinary loss	(57,004)			971	(55,984)			2,465
Cumulative effect of change in accounting principle	—			—	202,622	(c	)	—
Extraordinary loss on early retirement of debt	13,507	(d	)	—	13,507	(d	)	—

Net income (loss)	$(70,511)			$971	$(272,113)			$2,465

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J.L. French Automotive Castings, Inc. and Subsidiaries
Additional Disclosures
(Amounts in Millions)

The company has included Adjusted financial information because management believes that the information may be useful to investors in assessing the company’s financial performance on a comparable basis. However, the Adjusted financial information should not be viewed as a substitute for financial measures determined under generally accepted accounting principles.

     Notes:

(a)	The “Adjusted” results for the three months and year ended December 31, 2002 exclude the $21.3 million restructuring charge related to the closure of the Grandville, Mich. facility.

(b)	The “Adjusted” results for the three months and year ended December 31, 2002 reflect the income tax provision at the Company’s effective income tax rate of 36%.

(c)	The “Adjusted” results for the year ended December 31, 2002 exclude the $202.6 million cumulative effect of change in accounting related to the adoption of SFAS No. 142, effective January 31, 2002. This amount was retroactively applied to the first quarter of 2002 in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

(d)	The “Adjusted” results for the three months and year ended December 31, 2002 exclude the $13.5 extraordinary item related to costs associated with the debt financing transactions completed on December 27, 2002.

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
Assets	2002	2001

Current assets:
Cash and cash equivalents	$3,337	$1,055
Accounts receivable, net	49,574	43,713
Inventories	35,357	31,097
Other current assets	13,437	17,479

Total current assets	101,705	93,344
Property, plant and equipment, net	250,969	275,142
Intangible and other assets, net	112,265	332,423

	$464,939	$700,909

Liabilities and Stockholders’ Investment

Current liabilities:
Current maturities of long-term debt	$12,342	$47,306
Accounts payable	56,187	61,678
Accrued liabilities	31,107	33,167

Total current liabilities	99,636	142,151
Long-term debt, net of current maturities	398,221	328,935
Subordinated notes	175,000	175,000
Other noncurrent liabilities	26,593	21,519

Total liabilities	699,450	667,605
Redeemable common stock	60,000	60,000
Stockholders’ investment (deficit):
Common stock	—	—
Additional paid-in capital	87,538	90,476
Retained earnings (deficit)	(371,333)	(106,295)
Accumulated other comprehensive loss - cumulative translation adjustment	(10,716)	(10,877)

Total stockholders’ investment (deficit)	(294,511)	(26,696)

	$464,939	$700,909

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